Filed Pursuant to Rule 424(b)(3)

Registration No. 333-138330

Prospectus Supplement No. 8

(To Prospectus dated December 8, 2006)

118,992,566 Shares

Common Stock

This Prospectus Supplement supplements the Prospectus dated December 8, 2006, of Velocity Express Corporation, relating to the offer and sale by certain “Selling Stockholders” of up to 118,992,566 shares of our common stock. This Prospectus Supplement includes our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on June 1, 2007. The information contained in the Form 8-K was current as of the date of such report. This Prospectus Supplement also amends the information in the table appearing under the caption “Selling Stockholders” in the Prospectus.

You should read this Prospectus Supplement in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or additional supplements thereto. Capitalized terms used in this Prospectus Supplement but not otherwise defined herein shall have the meanings given to such terms in the Prospectus.

Investing in our common stock involves a number of risks. See “Risk Factors” beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Velocity Express Corporation

This Prospectus Supplement is dated June 15, 2007.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” beginning on page 25 of the Prospectus is amended by this Prospectus Supplement. Unless otherwise noted, the shares listed below represent the shares that each selling stockholder beneficially owned as of June 1, 2007. The percentages of shares beneficially owned are based on 31,399,156 shares of our common stock outstanding as of June 1, 2007.

On May 1, 2007, the Company issued to the holders of the Series P Preferred additional shares of the Series P Preferred as payable-in-kind dividends. On June 1, 2007, the Company issued to the holders of the Series M Preferred, the Series N Preferred, and the Series O Preferred additional shares of the Series M Preferred, the Series N Preferred, and the Series O Preferred, respectively, as payable-in-kind dividends. On April 1, 2007, the Company issued to the holders of the Series Q Preferred additional shares of the Series Q Preferred as payable-in-kind dividends. The shares of common stock reserved for issuance upon distribution of payable-in-kind dividends of the Series M Preferred, the Series N Preferred, the Series O Preferred, the Series P Preferred and the Series Q Preferred were previously registered for resale pursuant to the Prospectus.

Accordingly, the table under the caption “Selling Stockholders” beginning on page 25 of the Prospectus is amended as follows:

Name and Address of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After Offering†
	Number		Percent		Number	Percent
BPEF 2 Pegasus Limited	1,332	(1)	*	1,319	13	*
33 Riverside Ave 5th Floor
Westport CT 06880
BNS Long Short Fund	2,602	(2)	*	2,566	36	*
660 Madison Ave, 14th flr,
New York, NY 10021
Andrew K. Boszhardt, Jr.	15,859	(3)	*	15,758	101	*
660 Madison Ave., 14th Floor
New York, NY 10021
Boszhardt, Jr. IRA	1,754	(4)	*	1,721	33	*
660 Madison Ave., 14th Floor
New York, NY 10021
Canadian Peso	550	(5)	*	550	0	0%
660 Madison Ave., 14th Floor
New York, NY 10021
Cliff Chapman	151,419	(6)	*	151,419	0	0%
10 Warren Ave.
Spring Lake, NJ 07762
Charter Oaks Partners	4,399,967	(7)	12.29%	4,382,675	17,292	*
10 Wright Street, Ste 210
Westport, CT 06880
Charter Oaks Partners II, L.P.	723,770	(8)	2.25%	720,955	2,815	*
10 Wright Street, Ste 210
Westport, CT 06880
Cordillera Fund LP	6,345	(9)	*	6,221	124	*
8201 Preston Road, Ste 400
Dallas, TX 75225
Crestview Capital Master, LLC	1,293,674	(10)	4.03%	1,282,548	11,126	*
95 Revere Drive, Suite A
Northbrook, IL 60062

Name and Address of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After Offering†
	Number		Percent		Number	Percent
Adolf R. Dibiasio 26 Highview Road Darien, CT 06820	160,092	(11)	*	158,774	1,318	*
Barbara Dritz Trust c/o Sussex Financial Group 155 Pfingsten Rd Suite 370 Deerfield IL 60015	2,804	(12)	*	2,804	0	0%
John Duffy 6244 Riverside Drive Atlanta, GA 30328	147,492	(13)	*	146,174	1,318	*
Leon Frenkel 401 City Avenue, #800 Bala Cynwyd, PA 19004	9,204	(4)	*	9,027	177	*
George Furla 8530 Wilshire #420, Beverly Hills, CA 90211	6,370	(12)	*	6,370	0	0%
Gryphon Master Fund, L.P. 100 Crescent Court, #475 Dallas, TX 75201	864,311	(14)	2.68%	847,773	16,538	*
GSSF Master Fund, LP 100 Crescent Court, #490 Dallas, TX 75201	432,156	(15)	1.36%	423,886	8,270	*
Jeffries and Company 520 Madison Avenue, Ste 1900, New York, NY 10022	1,357,617	(16)	4.14%	1,306,029	51,588	*
William S. Lapp 12840 11th Avenue North Plymouth, MN 55441	843,035	(17)	2.62%	877,840	5,195	*
Thomas H. Lee 200 Madison Avenue, Suite 1900 New York, NY 10016	301,235	(18)	*	301,154	81	*
Libertyview Fund LP 111 River St., Suite 1000 Hoboken, NJ 07030	319,440	(19)	1.01%	303,278	16,162	*
Libertyview Special Opportunities Fund 111 River St., Suite 1000 Hoboken, NJ 07030	78,243	(20)	*	75,549	2,694	*
Linden Capital, L.P. c/o Goldman Sachs One New York Plaza, 44th Fl New York, NY 10004	6,924,356	(12)	18.07%	6,924,356	0	0%
Longview Fund, LP 600 Montgomery St. 44th Floor San Francisco, CA 94111	5,674,351	(21)	15.31%	5,556,965	117,386	*
Longview Equity Fund, LP 600 Montgomery St. 44th Floor San Francisco, CA 94111	1,047,303	(22)	3.23%	1,044,473	2,830	*
Longview International Equity Fund, LP 600 Montgomery St. 44th Floor San Francisco, CA 94111	539,998	(23)	1.69%	537,168	2,830	*
James Malick 17534 Los Morris Rancho Sante Fe CA 92067	95,062	(12)	*	95,062	0	0%
Marshall & Ilsley Trust Company N.A. as Trustee of the Lapp Libra 401(k) FBO William S. Lapp 4717 Grand Ave., Ste 400 Kansas City, MO 64112	356,069	(24)	1.12%	355,666	403	*
MCG Global One Morningside Dr. N., Ste 200 Westport, CT 06880	167,028	(25)	*	167,028	0	0%
Ray A. Mirza 218 E. 29th St., Apt. 8 New York, NY 10016	13,829	(26)	*	13,724	105	*

Name and Address of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After Offering†
	Number		Percent		Number	Percent
Morgan Stanley DW Inc Cust	19,012	(27)	*	18,907	105	*
For Steven Cristaldi IRA
4511 N. Himes Ave., Suite 210
Tampa, FL 33614
Richard Neslund	964,460	(28)	2.98%	964,460	0	0%
15210 Wayzata Blvd.
Wayzata, MN 55391
Palm Beach Overseas Investors Limited	3,869	(1)	*	3,832	37	*
805 Third Avenue, 156th Floor
New York, NY 10022
Alexander Paluch	41,397	(29)	*	41,152	245	*
645 Madison Ave., Ste 1200
New York, NY 10022
Pequot Diversified Master Fund, Ltd.	48,795	(12)	*	48,795	0	0%
500 Nyala Fram Road
Westport, CT 06880
Pequot Mariner Master Fund, L.P.	1,992,693	(30)	6.0%	1,986,530	6,163	*
500 Nyala Fram Road
Westport, CT 06880
Pequot Navigator Offshore Fund, Inc.	1,126,837	(31)	3.48%	1,122,301	4,536	*
500 Nyala Fram Road
Westport, CT 06880
Pequot Scout Fund, L.P.	2,905,743	(32)	8.55%	2,895,352	10,391	*
500 Nyala Fram Road
Westport, CT 06880
Premium Series PCC Limited	114,858	(33)	*	114,378	480	*
500 Nyala Road
Westport, CT 06880
Michael Rapoport	217,758	(12)	*	217,758	0	*
c/o Broadband Capital management
712 Fifth Avenue 49th Floor
New York, NY 10019
Ari Raskas	87,048	(12)	*	87,048	0	0%
c/o Broadband Capital management
712 Fifth Avenue 49th Floor
New York, NY 10019
RFJM Partners LLC	1,682	(34)	*	1,649	33	*
100 Crescent Court, #475,
Dallas, TX 75201
Scorpion Acquisition, LLC	451,279	(35)	1.42%	448,805	2,474	*
200 Madison Avenue
New York, NY 10016
Scorpion Capital Partners, L.P.	6,042,350	(36)	16.14%	6,008,171	34,179	*
245 Fifth Avenue, 25th Flr.
New York, NY 10016
Selz Family Trust	1,903,133	(12)	5.71%	1,903,133	0	0%
600 Fifth Avenue, 25th Floor,
New York, NY 10020
Bernard Selz	1,903,133	(12)	5.71%	1,903,133	0	0%
600 Fifth Avenue, 25th Floor,
New York, NY 10020
Smithfield Fiduciary, LLC	54,488	(34)	*	53,445	1,043	*
900 Third Avenue,
New York, NY 10022
Special Situations Cayman Fund, L.P.	96,263	(1)	*	94,485	1,778	*
153 E. 53rd St, 55th Floor
New York, NY 10022
Special Situations Fund III, L.P.	18,096	(1)	*	17,760	336	*
153 E. 53rd St, 55th Floor
New York, NY 10022
Special Situations Fund III QP, L.P.	189,032	(1)	*	185,053	3,979	*
153 E. 53rd St, 55th Floor
New York, NY 10022
Special Situations Private Equity Fund, L.P.	339,781	(1)	1.07%	333,605	6,176	*
153 E. 53rd St, 55th Floor
New York, NY 10022

Name and Address of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering			Number of Shares Being Offered	Shares Beneficially Owned After Offering†
	Number		Percent		Number	Percent
Terra Nova Capital Partners Inc.	95,062	(12)	*	95,062	0	0%
350 Madison Avenue 8th floor
New York NY 10017
TH Lee Putnam Parallel Ventures LP	9,609,944	(37)	26.09%	9,607,332	2,612	*
200 Madison Avenue, Suite 1900
New York, NY 10016
TH Lee Putnam Ventures LP	13,121,185	(38)	33.79%	13,117,614	3,571	*
200 Madison Avenue, Suite 1900
New York, NY 10016
Third Point Offshore Fund Ltd.	3,382,614	(12)	9.73%	3,382,614	0	0%
c/o Third Point LLC
390 Park Avenue, 18th Floor
New York, NY 10022
Third Point Partners, L.P.	588,992	(12)	1.84%	588,992	0	0%
c/o Third Point LLC
390 Park Avenue, 18th Floor
New York, NY 10022
Third Point Partners Qualified	386,653	(12)	1.22%	386,653	0	0%
c/o Third Point LLC
390 Park Avenue, 18th Floor
New York, NY 10022
Third Point Ultra Ltd.	394,819	(12)	1.24%	394,819	0	0%
c/o Third Point LLC
390 Park Avenue, 18th Floor
New York, NY 10022
THLi Co Investment Partners LLC	778,657	(39)	2.45%	778,448	209	*
200 Madison Avenue, Suite 2225
New York, NY 10016
Trust “D” for a portion of the assets of the Kodak Retirement Income Plan	159,523	(40)	*	151,442	8,081	*
c/o Libertyview Capital Management
111 River St., Ste. 1000
Hoboken, NJ 07030
Vincal Holdings	95,062	(12)	*	95,062	0	0%
Pictet & Cie
29, Bd Georges-Favon
1204 Geneva
Vincent Wasik	635,926	(41)	1.99%	629,059	6,867	*
One Morningside Dr. N., Ste 200
Westport, CT 06880
Phil Wagenheim	93,312	(12)	*	93,312	0	0%
245 E 87
New York, NY 10128
Deborah Ziskin	475,308	(12)	1.49%	475,308	0	0%
c/o Charter Oak Capital Partners
10 Wright Street Suite 210
Westport CT 06880

	74,276,031			73,988,277	0

†	Registered pursuant to a prospectus dated May 29, 2007.
*	Represents less than 1%.

The footnotes to the table under the caption “Selling Stockholders” beginning on page 37 of the Prospectus are amended as follows:

(1)	Represents shares issuable upon conversion of Series M Preferred.

(2)	Represents 1,464 shares issuable upon conversion of Series M Preferred and 1,133 shares issuable upon conversion of Series O and 5 shares of common stock.

(3)	Represents 6,651 shares issuable upon conversion of Series M Preferred, 1,915 shares issuable upon conversion of Series N Preferred, 1,532 shares issuable upon conversion of Series O Preferred, 5,424 shares issuable upon conversion of Series Q, 313 shares issuable upon exercise of warrants and 24 shares of common stock.

(4)	Represents shares issuable upon conversion of Series N Preferred.

(5)	Represents 35 shares issuable upon conversion of Series O Preferred, and 515 shares of common stock.

(6)	Represents 132,706 shares issuable upon conversion of Series Q Preferred and 18,713 shares issuable upon exercise of warrants.

(7)	Represents 903,693 shares issuable upon conversion of Series N Preferred and 3,496,274 shares issuable upon conversion of Series Q.

(8)	Represents 147,113 shares issuable upon conversion of Series N Preferred and 576,657 shares issuable upon conversion of Series Q.

(9)	Represents 567 shares issuable upon conversion of Series M Preferred and 5,778 shares of common stock.

(10)	Represents 712,962 shares issuable upon conversion of Series Q Preferred and 580,712 shares of common stock.

(11)	Represents 139,092 shares issuable upon conversion of Series M and 21,000 shares issuable upon exercise of warrants.

(12)	Represents shares issuable upon conversion of Series Q Preferred.

(13)	Represents 139,092 shares issuable upon conversion of Series M and 8,400 shares issuable upon exercise of warrants.

(14)	Represents 326,937 shares issuable upon conversion of Series N Preferred and 537,374 shares issuable upon conversion of Series O Preferred.

(15)	Represents 163,469 shares issuable upon conversion of Series N Preferred and 268,687 shares issuable upon conversion of Series O Preferred.

(16)	Represents 976,092 shares issuable upon conversion of Series Q Preferred and 381,525 shares issuable upon exercise of warrants.

(17)	Represents 166,605 shares issuable upon conversion of Series M Preferred, 161,212 shares issuable upon conversion of Series O Preferred, 181,759 shares issuable upon conversion of Series P Preferred, 249,932 shares issuable upon conversion of Series Q, 12,000 shares upon exercise of warrants and 71,527 shares of common stock.

(18)	Represents 8,540 shares issuable upon conversion of Series M Preferred, 149,971 shares issuable upon conversion of Series Q, 9,877 shares upon exercise of warrants and 132,847 shares of common stock.

(19)	Represents 83,473 shares issuable upon conversion of Series Q Preferred, 235,582 shares issuable upon exercise of warrants and 385 shares of common stock.

(20)	Represents 13,914 shares issuable upon conversion of Series Q Preferred, 39,264 shares issuable upon exercise of warrants and 25,065 shares of common stock.

(21)	Represents 3,639,576 shares issuable upon conversion of Series P Preferred and 2,034,775 shares issuable upon exercise of warrants.

(22)	Represents 967,064 shares issuable upon conversion of Series P Preferred and 80,239 shares issuable upon exercise of warrants.

(23)	Represents 500,477 shares issuable upon conversion of Series P Preferred and 39,521 shares issuable upon exercise of warrants.

(24)	Represents 137,834 shares issuable upon conversion of Series P Preferred, 209,135 shares issuable upon conversion of Series Q Preferred and 9,100 shares issuable upon exercise of warrants.

(25)	Represents 5,675 shares issuable upon exercise of warrants and 161,353 shares of common stock.

(26)	Represents 11,107 shares issuable upon conversion of Series M Preferred, 32 shares upon exercise of warrants and 2,690 shares of common stock.

(27)	Represents 11,107 shares issuable upon conversion of Series M Preferred and 7,905 shares of common stock.

(28)	Represents 950,616 shares issuable upon conversion of Series Q Preferred and 13,844 shares upon exercise of warrants.

(29)	Represents 24,045 shares issuable upon conversion of Series M Preferred, 548 shares upon exercise of warrants and 16,804 shares of common stock.

(30)	Represents 650,447 shares issuable upon conversion of Series M Preferred, 1,167,946 shares issuable upon conversion of Series Q Preferred and 174,300 shares of common stock.

(31)	Represents 478,737 shares issuable upon conversion of Series M Preferred, 501,583 shares issuable upon conversion of Series Q Preferred and 146,517 shares of common stock.

(32)	Represents 1,096,560 shares issuable upon conversion of Series M Preferred, 1,472,977 shares issuable upon conversion of Series Q Preferred and 336,206 shares of common stock.

(33)	Represents 50,679 shares issuable upon conversion of Series M Preferred, 52,522 shares issuable upon conversion of Series Q Preferred and 11,657 shares of common stock.

(34)	Represents shares issuable upon conversion of Series O Preferred.

(35)	Represents 261,156 shares issuable upon conversion of Series M Preferred and 190,123 shares issuable upon conversion of Series Q Preferred.

(36)	Represents 2,781,832 shares issuable upon conversion of Series M Preferred, 408,671 shares issuable upon conversion of
Series N Preferred, and 2,581,847 shares issuable upon conversion of Series Q Preferred.

(37)	Represents 275,698 shares issuable upon conversion of Series M Preferred, 4,841,489 shares issuable upon conversion of
Series Q Preferred, 318,913 shares issuable upon exercise of warrants and 4,173,844 shares of common stock.

(38)	Represents 376,884 shares issuable upon conversion of Series M Preferred, 6,618,390 shares issuable upon conversion of
Series Q Preferred, 436,229 shares issuable upon exercise of warrants and 5,689,682 shares of common stock.

(39)	Represents 22,070 shares issuable upon conversion of Series M Preferred, 387,553 shares issuable upon conversion of Series Q Preferred, 25,528 shares issuable upon exercise of warrants and 343,506 shares of common stock.

(40)	Represents 41,732 shares issuable upon conversion of Series Q Preferred and 117,791 shares issuable upon exercise of warrants.

(41)	Represents 278,183 shares issuable upon conversion of Series M Preferred, 253,831 shares issuable upon exercise of warrants and 99,681 shares of common stock.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 1, 2007

VELOCITY EXPRESS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28452	87-0355929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Morningside Drive North Bldg. B, Suite 300 Westport, Connecticut	06880
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (203) 349-4160

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 25, 2007, Velocity Express Corporation, the Company, and certain of its subsidiaries revised its Credit Agreement with Wells Fargo Foothill, Inc.

As stated in its Quarterly Report on Form 10-Q filed on May 15, the Company was granted a waiver of its minimum EBITDA covenant for the quarter ended March 31, 2007 and entered into negotiations to establish a new, mutually agreed, minimum EBITDA covenant and set new reporting requirements.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELOCITY EXPRESS CORPORATION

By:	/s/ Edward W. Stone
Name: Edward W. Stone Title: Chief Financial Officer

Date: June 1, 2007

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